Exhibit 5.1

555 Eleventh Street, N.W., Suite 1000
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www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
	Dubai	Riyadh
	Frankfurt	Rome
	Hamburg	San Diego
	Hong Kong	San Francisco
October 29, 2010	Houston	Shanghai
	London	Silicon Valley
	Los Angeles	Singapore
Owens-Illinois, Inc.	Madrid	Tokyo
One Michael Owens Way	Milan	Washington, D.C.
Perrysburg, Ohio 43551-2999
Attention: James W. Baehren	File No. 014412-0320

Re:	Registration Statement No. 333- ; 9,000,000 shares of Common Stock, $0.01 par value per share

Ladies and Gentlemen:

We have acted as special counsel to Owens-Illinois, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 9,000,000 shares of common stock, $0.01 par value per share (the “Shares”).  The Shares are issuable under the Company’s Amended and Restated 2005 Incentive Award Plan (the “Plan”), pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 29, 2010 (Registration No. 333-      ) (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient, and the Shares have been issued by the Company in the manner contemplated by the Plan, including the receipt of payment for such Shares in an amount in cash or other legal consideration of not less than the aggregate par value for such Shares, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP